Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2021 SECOND QUARTER

Achieves Record Adjusted EBITDA

OKLAHOMA CITY, Oklahoma…July 28, 2021… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2021.

Second Quarter Highlights

•	Net sales of $140.7 million compared to $105.0 million in the second quarter of 2020
•	Adjusted EBITDA(1) of $46.0 million compared to $29.2 million in the second quarter of 2020
•	Adjusted EBITDA(1) margin of 32.7% compared to 27.8% in the second quarter of 2020
•	Total liquidity of approximately $68 million as of June 30, 2021
•	Initiated process of exchanging outstanding preferred stock into shares of common stock in order to provide Company with lower cost of capital and unlock growth opportunities

“We delivered significant year-over-year growth in both our top and bottom line in the second quarter,” stated Mark Behrman, LSB Industries’ President and CEO.  “Our net sales increased 34% while adjusted EBITDA, which reached an all-time record level for our chemical operations, was up almost 60% versus the same period last year.  These outstanding results reflect robust demand and pricing trends for both our agricultural and industrial products coupled with continued solid operating performance by our facilities and the operating leverage inherent in our business model.”

“In addition to the strong improvement in our financial performance, which we expect to persist through the balance of the year and into 2022, we recently announced that we signed an agreement with the holder of our outstanding preferred stock to exchange their preferred stock for shares of LSB common stock.  If our shareholders approve the exchange transaction, we expect this transformative transaction to simplify our capital structure, lower our cost of capital and provide us with greater financial flexibility to pursue growth initiatives.  Given the favorable nitrogen industry dynamics we are currently experiencing, we believe that now is an opportune time to execute this transaction, particularly given our intention to refinance our senior secured notes and opportunities we believe exist to drive organic growth, including our entry into the rapidly emerging blue/green ammonia and clean energy markets.   Additionally, we regularly evaluate M&A prospects that we believe could be accretive to earnings as a result of the increased scale and expanded production capabilities that they would provide us.  We believe that the exchange of this preferred stock into common stock and the overall simplification of our capital structure, including the potential refinancing of our senior secured notes, will enhance our ability to generate profitable growth and greater long-term value for our shareholders.”

_______________________________________________________________________________________________________________________________

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Second Quarter Results Overview

	Three Months Ended June 30,
	2021		2020
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 66,508	47%	$ 64,997	62%	2%
Industrial	60,608	43%	29,559	28%	105%
Mining	13,580	10%	10,477	10%	30%
	$ 140,696		$105,033		34%

Comparison of 2021 to 2020 quarterly periods:

•

Net sales of our agricultural products increased during the quarter relative to the prior year period driven by stronger pricing for UAN, ammonia and HDAN. Partially offsetting the benefit of stronger pricing was the impact from winter storm Uri in February 2021. Our El Dorado and Pryor facilities were shut down as our natural gas supply was curtailed during the very cold weather conditions that were experienced throughout the central United States.  This shutdown, resulted in a drawdown of inventory, particularly of HDAN, given increased sales in the first quarter, reducing our inventory available for sale in the second quarter.  Also depressing agricultural volumes during the second quarter was the impact of wet weather across the Southern Plains throughout much of May which delayed the application of fertilizer products.  Agricultural sales were also impacted by a shift in product mix as we continue our focus on the Industrial business.

•

Net sales of our industrial and mining products increased as a result of higher pricing related to a rise in the Tampa ammonia benchmark price, to which many of our industrial contracts are tied.  Also benefitting industrial sales was the ramp up of a new nitric acid offtake agreement along with the continued recovery of demand from several key end markets including automotive, home building and power generation, which have now exceeded pre-pandemic levels of demand.

•

The year-over-year improvement in operating income and adjusted EBITDA was primarily the result of the higher selling prices along with stronger Industrial and Mining volumes partially offset by higher natural gas prices as well as the impact of the weather issues that reduced our inventory headed into the second quarter.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
Product (tons sold)	2021	2020	% Change
Urea ammonium nitrate (UAN)	121,995	111,860	9%
High density ammonium nitrate (HDAN)	76,539	128,018	(40) %
Ammonia	17,038	28,383	(40) %
Other	6,628	9,257	(28) %
	222,200	277,518	(20) %

Average Selling Prices (price per ton) (A)
UAN	$ 231	$ 149	55%
HDAN	$ 286	$ 232	23%
Ammonia	$ 395	$ 250	58%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial and Mining products:

	Three Months Ended June 30,
Product (tons sold)	2021	2020	% Change
Ammonia	67,503	62,108	9%
AN, Nitric Acid, Other	118,327	72,990	62%
	185,830	135,098	38%

Tampa Ammonia Benchmark (price per metric ton)	$ 545	$ 234	133%

Input Costs
Average natural gas cost/MMBtu	$ 2.78	$ 1.81	54%

Financial Position and Capital Expenditures

As of June 30, 2021, our total cash position was $17.6 million. Additionally, LSB had approximately $50.3 million of borrowing availability under its Working Capital Revolver resulting in total liquidity of approximately $68 million.  Total long-term debt, including the current portion, was $470.5 million on June 30, 2021 compared to $484.2 million on December 31, 2020.  The aggregate liquidation value of the Series E-! Redeemable Preferred at June 30, 2021, inclusive of accrued dividends of $157.9 million, was $297.7 million.

Interest expense for the second quarter of 2021 was $12.3 million compared to $12.5 million for the same period in 2020.

In June 2021, the entire principal balance and interest of the Company’s Paycheck Protection Program (“PPP”) loan was forgiven in the amount of $10.0 million plus interest. The loan was originally issued to the Company in April 2020 under the CARES Act.

Capital expenditures were approximately $14.8 million for the first half of 2021. For the full year of 2021, total capital expenditures related to capital work to be performed in 2021 are expected to be approximately $30-$35 million, inclusive of investments for margin enhancement purposes.

Outlook

The environment for U.S. agricultural markets is significantly more favorable relative to this point last year due to a combination of stronger farmer incomes in 2020, increased demand for corn from China and other countries, and dry conditions in South America, which have led to the highest corn prices in eight years.  This has translated into strong demand and a significant increase in pricing for fertilizers. Tampa ammonia, based on its second quarter 2021 average selling price, increased by over $300/MT, or 133% relative to the same period in 2020, while UAN and HDAN, increased by approximately $80 per ton and $50 per ton, or nearly 55% and 25%, respectively, compared to the same period last year.  Our industrial business also continues to benefit from positive trends in its key end markets including automotive, homebuilding and power generation, which have recovered to above pre-pandemic levels reflecting the beneficial impact of widespread COVID vaccination throughout the U.S.  Economic forecasts point to continued expansion, including those from The International Monetary Fund, that predict  7% year-over-year GDP growth for the U.S. in 2021, the largest percentage increase since 1984.  The strength in the Tampa ammonia price also has positive ramifications for our industrial business as many industrial chemical contracts are indexed to the Tampa ammonia price.  With the market trends on both sides of our business expected to continue through 2021, we continued to anticipate significant growth in net sales and adjusted EBITDA for the full year relative to 2020.

Conference Call

LSB’s management will host a conference call covering the second quarter results on Thursday, July 29, 2021 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States and parts of Mexico and Canada. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; our ability to complete the preferred stock exchange transaction on the terms disclosed or at all and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

LSB Industries, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In Thousands, Except Per Share Amounts)
Net sales	$140,696	$105,033	$238,812	$188,444
Cost of sales	105,688	86,012	195,744	166,872
Gross profit	35,008	19,021	43,068	21,572

Selling, general and administrative expense	8,545	8,504	17,338	18,510
Other expense (income), net	6	(167)	(257)	(635)
Operating income	26,457	10,684	25,987	3,697

Interest expense, net	12,290	12,476	24,662	25,955
Gain on extinguishment of debt	(10,000)	—	(10,000)	—
Non-operating other expense (income), net	745	(128)	1,140	(803)
Income (loss) before benefit for income taxes	23,422	(1,664)	10,185	(21,455)
Benefit for income taxes	(248)	(1,299)	(206)	(1,638)
Net income (loss)	23,670	(365)	10,391	(19,817)

Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	10,213	8,689	19,724	16,996
Accretion of Series E redeemable preferred stock	513	505	1,024	1,009
Net income attributable to participating securities	223	—	—	—
Net income (loss) attributable to common stockholders	$12,646	$(9,634)	$(10,507)	$(37,972)

Income (loss) per Common share:
Basic:
Net income (loss)	$0.44	$(0.34)	$(0.37)	$(1.35)

Diluted:
Net income (loss)	$0.42	$(0.34)	$(0.37)	$(1.35)

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$17,625	$16,264
Accounts receivable	67,431	42,929
Allowance for doubtful accounts	(377)	(378)
Accounts receivable, net	67,054	42,551
Inventories:
Finished goods	12,781	17,778
Raw materials	1,521	1,795
Total inventories	14,302	19,573
Supplies, prepaid items and other:
Prepaid insurance	5,682	12,315
Precious metals	7,801	6,787
Supplies	25,878	25,288
Other	4,757	6,802
Total supplies, prepaid items and other	44,118	51,192
Total current assets	143,099	129,580

Property, plant and equipment, net	871,780	891,198

Other assets:
Operating lease assets	27,854	26,403
Intangible and other assets, net	6,752	6,121
	34,606	32,524

	$1,049,485	$1,053,302

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30,	December 31,
	2021	2020
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$51,212	$46,551
Short-term financing	4,516	13,576
Accrued and other liabilities	30,541	30,367
Current portion of long-term debt	9,049	16,801
Total current liabilities	95,318	107,295

Long-term debt, net	461,459	467,389

Noncurrent operating lease liabilities	20,277	19,845

Other noncurrent accrued and other liabilities	7,372	6,090

Deferred income taxes	31,195	30,939

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $297,706,000 ($277,982,000 at December 31, 2020)	292,849	272,101
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,385,000 ($3,265,000 at December 31, 2020)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,342,000 ($1,312,000 at December 31, 2020)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	192,980	198,215
Accumulated deficit	(51,844)	(41,487)
	147,264	162,856
Less treasury stock, at cost:
Common stock, 982,639 shares (2,074,565 shares at December 31, 2020)	6,249	13,213
Total stockholders' equity	141,015	149,643
	$1,049,485	$1,053,302

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss)	$ 23,670	$ (365)	$ 10,391	$ (19,817)
Plus:
Interest expense	12,290	12,476	24,662	25,955
Depreciation and amortization	17,277	17,295	34,354	35,202
Gain on Extinguishment of debt-PPP loan	(10,000)	-	(10,000)	-
Benefit for income taxes	(248)	(1,299)	(206)	(1,638)
EBITDA	$ 42,989	$ 28,107	$ 59,201	$ 39,702

Stock-based compensation	1,063	685	1,776	1,180
Noncash loss (gain) on natural gas contracts	-	(396)	(1,205)	131
Legal fees (Leidos)	441	955	1,327	4,242
Loss (gain) on disposal of assets	91	(54)	174	(277)
FMV adjustment on preferred
stock embedded derivatives	716	(120)	1,152	(757)
Consulting costs associated with Initiatives	-	-	-	576
Turnaround costs	707	11	847	11
Adjusted EBITDA	$ 46,007	$ 29,188	$ 63,272	$ 44,808

Adjusted EBITDA Margin	32.7%	27.8%	26.5%	23.8%

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Agricultural net sales ($ in thousands)	$ 66,508	$ 64,997	$ 111,421	$ 106,455

Less freight	4,089	5,530	7,715	9,466

Agricultural netback sales	$ 62,419	$ 59,467	$ 103,706	$ 96,989